EXHIBIT (a)(5)(B)

This announcement is neither an offer to Purchase nor a solicitation of an Offer to sell Shares. The Offer is being made solely pursuant to the Offer to Purchase, dated May 1, 2007, and the related Letter of Transmittal (and any amendments or supplements thereto), and is being made to all holders of Shares. The Purchaser is not aware of any state where the making of the Offer is prohibited by any administrative or judicial action or pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, the Purchaser will make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by Georgeson Securities Corporation or one or more registered brokers or dealers licensed under the laws of such jurisdiction.
Notice of Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(including the Associated Preferred Stock Purchase Rights)
and all Outstanding Shares of Series B Convertible Preferred Stock
of
Arkona, Inc.
at
$1.38 Net per Share in Cash for each Share of Common Stock
$6.90 Net per Share in Cash for each Share of Series B Convertible Preferred Stock by
DA Acquisition Corp.
a wholly owned subsidiary of
DealerTrack Holdings, Inc.

DA Acquisition Corp., a Delaware corporation (the “Purchaser”) and a wholly-owned subsidiary of DealerTrack Holdings, Inc., a Delaware corporation (“DealerTrack”), hereby offers to purchase (the “Offer”), upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 1, 2007, and in the related Letter of Transmittal, all of the outstanding shares of Common Stock, par value $.001 per share (the “Common Shares”), of Arkona, Inc., a Delaware corporation (“Arkona”), at a purchase price of $1.38 per Common Share, net to the seller in cash, without interest thereon (the “Common Stock Offer Price”), and all of the outstanding shares of Series B Convertible Preferred Stock, par value $.001 per share (the “Series B Preferred Shares” and together with the Common Shares, the “Shares” or the “Arkona Shares”), of Arkona at a purchase price of $6.90 per share (the “Preferred Stock Offer Price”), net to the seller in cash, without interest thereon. Tendering stockholders who have Shares registered in their names and who tender directly to Computershare (the “Depositary”) will not be charged brokerage fees or commissions. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any such fees or commissions. DealerTrack or the Purchaser will pay all charges and expenses of Georgeson, Inc., which is acting as Information Agent for the Offer (the “Information Agent”), Georgeson Securities Corporation, which is acting as Dealer Manager for the Offer (the “Dealer Manager”) and Computershare, which is acting as the Depositary for the Offer, incurred in connection with the Offer.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MAY 29, 2007 (THE “EXPIRATION DATE”) UNLESS THE OFFER IS EXTENDED.

The purpose of the Offer is for DealerTrack to acquire control of, and ultimately the entire equity interest in, Arkona. The Offer is the first step in DealerTrack’s plan to acquire all the outstanding Arkona Shares. DealerTrack intends, promptly after completion of the Offer, to seek to effect the Purchaser’s merger with and into Arkona (the “Merger”). The purpose of this second-step merger is for the Purchaser to acquire all outstanding Shares that are not acquired in the Offer. In this second-step merger, each remaining Share, other than Shares owned by Arkona or Shares already owned by the Purchaser and other than Shares held by stockholders who properly exercise applicable appraisal rights pursuant to the Delaware General Corporation Law, will be converted into the right to receive the Common Stock Offer Price or Preferred Stock Offer Price, as the case may be. After the second-step merger, former Arkona stockholders will no longer have any ownership interest in Arkona.

The Offer is conditioned on, among other things, there being tendered in the Offer and not withdrawn, a number of Shares that, together with any Shares beneficially owned by the Purchaser or any of its affiliates or subsidiaries (but excluding any Common Shares acquired by exercising the Top-Up Option as described in the Section of the Offer to Purchase entitled “The Merger Agreement; Other Agreements,”) represents at least a majority of the Common Shares on a fully diluted basis (which assumes the conversion or exercise of all derivative securities or other rights to acquire Common Shares that have not expired or been terminated, including the conversion rights of the Series B Preferred Shares, regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof) at 12:00 midnight, New York City time, on May 29, 2007 unless the Offer is extended (the “Minimum Condition”). The Offer is also subject to the satisfaction of other conditions, including: (i) the accuracy of all of the representations and warranties of Arkona set forth in the Merger Agreement, except for inaccuracies that have not and could not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Arkona; (ii) the performance in all material respects of the covenants of Arkona contained in the Merger Agreement required to be performed prior to the purchase of Shares tendered in the Offer; (iii) the absence of any change, event, occurrence, development, or state of facts or circumstances that, individually or in the aggregate, has had or could reasonably be expected to result in a material adverse effect on Arkona; (iv) the absence of any court injunction or law prohibiting the acceptance for payment of Shares tendered in the Offer or prohibiting completion of the Merger; (v) the absence of any lawsuit commenced by a governmental entity that seeks to prohibit the purchase of Shares tendered in the Offer or to prohibit completion of the Merger; (vi) the absence of any law limiting DealerTrack’s ability to own, operate or control Arkona after the Merger; and (vii) the Merger Agreement not being terminated.

If the conditions of the Offer have not been satisfied or waived and the Merger Agreement has not been terminated, the Purchaser will extend the Offer for one or more periods of up to 3 business days each (unless a longer period of time is agreed to by Arkona in writing). The Purchaser will also extend the Offer from time to time if the Minimum Condition is satisfied and all of the other conditions of the Offer are satisfied or waived and the Shares have been accepted for payment, but the number of Common Shares and Series B Preferred Shares acquired by the Purchaser is less than 90% of the Common Shares on a fully diluted basis for an aggregate period of not more than ten business days (for all such extensions pursuant to this sentence) as a “subsequent offering period”.

Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date, and unless theretofore accepted for payment and paid by the Purchaser pursuant to the Offer, may also be withdrawn at any time after June 30, 2007. For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the record holder, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in the section of the Offer to Purchase entitled “The Tender Offer — Procedure for Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of the Purchaser, DealerTrack, any of their affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded and any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in the section of the Offer to Purchase entitled “The Tender Offer — Procedure for Tendering Shares.”

The information required to be disclosed by Rule 14d-6(d)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is contained in the Offer to Purchase and is incorporated herein by reference.

A request is being made to Arkona pursuant to Rule 14d-5 under the Exchange Act for the use of its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. Upon compliance by Arkona with this request, the Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares or, if Arkona so elects, the materials will be mailed by Arkona.

The Offer to Purchase and the related Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.

Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager as set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal and all other tender offer materials may be directed to the Information Agent, and copies will be furnished promptly at the Purchaser’s expense. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent, the Dealer Manager and the Depositary) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

17 State Street, 10th Floor
New York, NY 10004
Banks and Brokerage Firms Please Call: (212) 440-9800
All Others Call Toll-free: (866) 577-4991

May 1, 2007

The Dealer Manager for the Offer is:

Georgeson Securities Corporation

17 State Street, 10th Floor
New York, NY 10004
(212) 440-9800